UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2014

ARGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) – Compensatory Arrangements of Certain Officers

On December 11, 2014, Argan, Inc. (“Argan”) entered into an Employment Agreement, effective as of January 2, 2015 (the “Employment Agreement”), with Cynthia Flanders (the “Executive”) covering the terms of her employment as Argan’s Senior Vice President and Chief Financial Officer. The Executive will replace Argan’s long serving Senior Vice President and Chief Financial Officer, Arthur F. Trudel, who is retiring on January 1, 2015. The Executive is also a current member of Argan’s Board of Directors and will continue to serve in such capacity.

Pursuant to the Employment Agreement, the initial term of the Executive’s employment will be one (1) year and will automatically renew for successive one (1) year periods unless sooner terminated by Argan or the Executive in accordance with the terms of the Employment Agreement. The Executive’s initial annual base salary will be $225,000.

In the event the Executive’s employment is terminated by Argan at its convenience or by the Executive for good reason (as defined in the Employment Agreement), then the Executive shall be entitled to (i) continue to receive her salary for the duration of the term of the Employment Agreement, and (ii) continue to participate in Argan’s health and benefit plans and programs other than Argan’s’s 401(k) plan and any other qualified retirement plan(s) until the Executive becomes eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program).

The foregoing summary of the material terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated December 11, 2014, between Argan, Inc. and Cynthia Flanders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: December 12, 2014	By:	/s/ Rainer Bosselmann
Rainer Bosselmann
Chief Executive Officer

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